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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 8-K

                               CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: June 3, 1997                     Date of Event: May 27, 1997

                            Allied Holdings, Inc.
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           (Exact name of registrant as specified in its charter)



         Georgia                        0-22276                 58-0360550
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(State or other jurisdiction            (Commission             (IRS Employer
   of incorporation)                    File Number)         Identification No.)




160 Clairemont Avenue, Suite 510, Decatur, Georgia                  30030
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(Address of principal executive offices)                           (Zip Code)


                                 404/370-1100
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             (Registrant's telephone number, including area code)


                                Not applicable
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        (Former name or former address, if changed since last report)


              The Total Number of Pages in this Document is.




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Item 5. Other Events

     On May 27, 1997, Allied Holdings, Inc. ("Registrant") announced that it had entered into an agreement regarding the proposed acquisition of Ryder Automotive Carrier Services, Inc. ("ACS") and Ryder Carrier Management Corp. ("RCMC") from Ryder System, Inc. ("Agreement"). The Agreement provides for Registrant to acquire all of the outstanding stock of ACS and RCMC, free and clear of all liens and encumbrances. The consummation of the acquisition remains subject to certain conditions which must be satisfied prior to closing, including the execution of a definitive agreement.

     Registrant released the following press release regarding the transaction on May 27, 1997.



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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                ALLIED HOLDINGS, INC.


June 3, 1997                    /s/ Daniel H. Popky
                                -----------------------------------------
                                Daniel H. Popky, Vice President, Finance


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  [ALLIED HOLDINGS LOGO]                                            NEWS RELEASE

  FOR IMMEDIATE RELEASE

  CONTACT:
  A. MITCHELL POOLE, JR.                   ADAM FRIEDMAN/JOE MANSI
  PRESIDENT                                KCSA
  404/373-4285                             212/682-6300, ext. 215/205

                        ALLIED HOLDINGS TO ACQUIRE RYDER
                          AUTOMOTIVE CARRIER SERVICES

DECATUR, GA, May 27, 1997 - Allied Holdings, Inc. (NASDAQ:HAUL) announced today an agreement to acquire Ryder Automotive Carrier Services, Inc. and Ryder Carrier Management Corp. from Ryder System, Inc. (NYSE:R) for approximately $114.5 million in cash.

          Ryder Automotive Carrier Services, headquartered in Troy, Michigan, has approximately 3,400 rigs at 91 locations in 34 states and Canada. Its employees number approximately 6,000, and its sales in 1996 were approximately $600 million. The combined revenue of Allied's and Ryder's automotive carrier divisions for 1996 would have been approximately $1 billion.

          Commenting on the news, Robert J. Rutland, Chairman of Allied, said, "This acquisition represents an outstanding opportunity and will allow Allied to become a world class provider of automotive distribution services. Beyond increasing our volume and ability to compete, the acquisition will enable us to significantly increase efficiencies by consolidation of functions and rationalizing the service territories. This, in turn, will allow us to better serve our customers, expand our service area, and lower overall costs. Most important, management expects that the acquisition will be accretive and increase shareholder value, and that it should enhance Allied's future earnings substantially."

          Further, A. Mitchell Poole, Jr., Allied's president, said, "We are excited about these two outstanding organizations becoming one company with the management, breadth of coverage and resources to focus on the significantly changing vehicle distribution business. Our customers are focused on streamlining the method and process for vehicle delivery, and we believe this acquisition significantly strengthens our ability to continue as a leader in this industry into the 21st century."


                                   --more--

160 Clairemont Avenue - Suite 510 - Decatur, Georgia 30030 - (404) 373-HAUL (373-4285)
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[ALLIED HOLDINGS LOGO]                                              NEWS RELEASE

Allied Holdings/Page 2

         "We are particularly pleased that the acquisition will expand our involvement with Ryder's largest customers: General Motors, Ford, Chrysler, Honda, Mazda, Nissan, Toyota, Isuzu, Volkswagen, Mitsubishi, all of which are presently customers of Allied also, and many others. We are confident that from every perspective this event is a unique opportunity for Allied, and we look forward to welcoming their people into the Allied Family," stated Mr. Poole.

         The acquisition is expected to be completed by the end of 1997 and is contingent upon finalizing a definitive purchase agreement and government regulatory approval.

         Allied Holdings, Inc. is the parent company of several subsidiaries engaged in the automotive distribution business. The Allied Automotive Group is the second largest motor carrier in North America specializing in the delivery of automobiles and light trucks. The Automotive Group transports for all major domestic and foreign manufacturers primarily from manufacturing plants, rail ramps, ports and auctions to automobile dealers throughout the United States and Canada. Allied Holdings' Axis Group provides logistics solutions to the finished vehicle, service and aftermarket parts segments of the automotive market based on an underlying business philosophy of Move, Improve, Inform. The Axis Group identifies new and innovative methods of distribution as well as better uses of traditional and merging technologies to help customers solve the most complex transportation, inventory management and logistics problems.

Statements in this press release that are not strictly historical are "forward-looking" statements. Investors are cautioned that such statements are only predictions and speak only as of the date of this release. Actual results may differ materially due to risks and uncertainties related to, but not limited to, completion of the acquisition and consolidation of the operations, changes in new vehicle sales, and the ability to generate new business.

                                    # # #

160 Clairemont Avenue - Suite 510 - Decatur, Georgia 30030 - (404) 373-HAUL (373-4285)